Exhibit 10.12

EMPLOYMENT AGREEMENT

AGREEMENT made this 15th day of October, 2003, by and between Speakeasy Gaming of Las Vegas, Inc., a Nevada corporation and Speakeasy Gaming of Reno, Inc., a Nevada corporation (collectively, the “Company”) wholly owned by MTR Gaming Group, Inc., a Delaware corporation having its principal office at State Route 2 South, Chester, West Virginia 26034, and Roger Szepelak, 5840 N. Bonita Vista, Las Vegas, NV 89149 (“Executive”).

WHEREAS, the Executive has been employed as Vice President and Chief Operating Officer of the Company since November of 2000 pursuant to an employment agreement dated October 25, 2000 and that has been in effect and remains in effect as of the date hereof (the “Existing Agreement”); and

WHEREAS, the Existing Agreement will expire by its own terms on October 31, 2003; and

WHEREAS, the Company owns and operates a hotel and casino property in Nevada, holds a purchase money mortgage on a second hotel and casino property in Nevada, and continues to explore additional expansion opportunities in Nevada; and

WHEREAS, the Company and the Executive wish to continue their relationship beyond the expiration of the Existing Agreement, and the parties believe it is in their mutual best interest to enter into an agreement reflecting the terms and conditions of the Executive’s employment relationship to the Company:

Now, Therefore, the parties, in reliance upon the mutual promises and covenants herein contained, do hereby agree as follows:

1.   Term.   The Company hereby agrees to employ Executive, and Executive agrees to serve the Company, in the capacity of Vice President and Chief Operating Officer for a three year period commencing on November 1, 2003, (the “Employment Date”) and ending on October 31, 2006 (such period, subject to earlier termination as provided herein, being referred to as the “Period of Employment”). Prior to the Employment Date, the duties and obligations of the parties shall continue to be governed by the Existing Agreement. Executive acknowledges that as of the date hereof, the Company has performed all of its obligations under the Existing Agreement.

2.   Duties and Services.   During the Period of Employment, Executive agrees to serve the Company as Vice President and Chief Operating Officer and to perform such other reasonable and appropriate duties as may be requested of him by the board of directors of the Company (the “Board of Directors”), in accordance with the terms herein set forth. In performance of his duties, Executive shall be subject to the direction of the Board of Directors. Executive shall devote such of his time, energy and skill during regular business hours to the business and affairs of the Company and its affiliates and parent corporation and to the promotion of their interests as is required. The Company acknowledges that Executive is based in Las Vegas and that Executive will not be expected to relocate (reasonable business travel excepted). Executive will be responsible for the day-to-day operation of the Company’s hotel and casino operations in the State of Nevada, including administration of the Company’s relationship with its mortgagor in connection with the hotel/casino property the Company previously owned and operated in Reno, Nevada.

3.   Compensation.

(a)    Retention Bonus.   With the first payroll check following the Employment Date, Executive will receive a retention bonus in the amount of $25,000, less applicable taxes and withholding.

(b)   Base Salary.   The base salary of the Executive for his services pursuant to the terms of this Agreement shall be $182,000 per year, payable in equal bi-monthly installments, or on such other terms as may mutually be agreed upon by the Company and Executive. Executive’s base salary shall be subject to an automatic cost-of-living increase of five percent (5%) on each anniversary of this Agreement, and shall be subject to periodic increase by the Board of Directors in its discretion.

(b)   Cash Performance Bonus.   Cash bonuses shall be at the discretion of the Board of Directors based upon Executive’s performance.

(c)    Acquisition Bonus.   In the event  during the Period of Employment Executive brings the Company an acquisition candidate and the Company (or a newly formed subsidiary of the Company or MTR), in its discretion, consummates the acquisition (a “Qualifying Acquisition”), then the Executive shall be entitled, subject to any necessary approval of the Nevada Gaming Control Board or Nevada Gaming Commission, to a cash Acquisition Bonus calculated in accordance with the following formula:

Purchase Price	Acquisition Bonus
< $10 million	$25,000
< > $10 million and $25 million	$50,000
< > $25 million and $50 million	$75,000
> $50 million	$100,000

For purposes of this Agreement, a casino management agreement or space lease shall constitute a Qualifying Acquisition less than $10 million. Any Acquisition Bonus shall be due with the payroll next following the closing of the acquisition.

(d)   Stock Options.   On the date of mutual execution of this Agreement, MTR will grant Executive options to purchase 25,000 shares of common stock of MTR. Additionally, during 2004 and 2005 when MTR grants stock options to its employees generally, MTR will grant Executive options to purchase 25,000 shares of common stock of MTR (for a total of 75,000 options). In the event MTR elects not to grant stock options to its employees generally, then the grants in 2004 and 2005 to Executive shall be on November 1of each such year. With respect to each such grant, the exercise price will be equal to the fair market value on the date of grant as determined by the Nasdaq closing price, or, if Nasdaq is not open for trading on such date, then the closing price on the next trading day). All options granted hereunder shall be for a term of ten (10) years and shall vest fully on the date of grant. The options will also be subject to the terms and conditions of separate option contracts between Executive and MTR as well as the terms and conditions of any stock option plan pursuant to which the options have been granted.

(e)    Benefit Plans and Fringe Benefits.   Executive shall receive such employment fringe benefits and shall be entitled to participate in other employee benefit plans, including without limitation any pension plan, profit-sharing plan, savings plan, life insurance and disability insurance plans and the like made available by the Company now or in the future to its executives as the Board of Directors may periodically award in its discretion based on the Executive’s performance, subject to and on a basis consistent with the terms, conditions and overall administration of such Benefit Plans.

(f)    Automobile Allowance.   During the Period of Employment, Executive shall be entitled to $500 per month toward the lease or purchase, insurance and maintenance of an automobile.

(g)    Expenses.   All travel and other expenses incident to the rendering of services by Executive hereunder shall be paid by the Company. If any such expenses are paid in the first instance by Executive, the Company shall reimburse him therefor on presentation of the appropriate documentation required by the Internal Revenue Code of 1986, as amended (the “Code”), or Treasury Regulations promulgated thereunder, or otherwise required under the Company’s policy with respect to such expenses.

(h)   Working Facilities.   The Company shall provide Executive with an office, secretarial, administrative and other assistance, and such other facilities and services as shall be suitable to his position and appropriate for the performance of his duties.

4.   Early Termination.

(a)    [INTENTIONALLY LEFT BLANK].

(b)   Notwithstanding the provisions of Section 2 hereof, Executive may be discharged by the Company for Cause (as defined in Section 4(d) hereof), in which event the Period of Employment hereunder shall cease and terminate and the Company shall have no further obligations or duties under this Agreement, except for obligations accrued under Section 3 at the date of termination. In addition, the Period of Employment shall cease and terminate upon the earliest to occur of the following events:  (i) the death of Executive or (ii) at the election of the Board of Directors (subject to the Americans With Disabilities Act), the inability of Executive by reason of physical or mental disability to continue the proper performance of his duties hereunder for a period of 180 consecutive days. Upon termination of the Period of Employment pursuant to the preceding sentence, the Company shall continue to pay to Executive or his estate, as the case may be, the entire compensation otherwise payable to him under Section 3(a) hereof for the shorter of one year or the otherwise remaining term of the Agreement.

(c)    In the event Executive is discharged by the Company other than for the reasons set forth in Paragraph 4(b) above, Executive shall have no further obligations or duties under this Agreement; provided, however, that Executive shall continue to be bound by the provisions of Section 5 hereof if the Company performs its obligations under this Section 4(c). In the event of termination of the Period of Employment pursuant to the preceding sentence, unless such termination is in connection with a change in control of the Company or MTR or a sale of all or substantially all of the assets of the Company (individually or collectively, a “Change in Control”), the Company shall continue to pay Executive the entire compensation otherwise payable to him under the provisions of Section 3(a) hereof for the otherwise remaining Period of Employment without any duty on the part of Executive to mitigate such payments; provided, however, that if Executive should die prior to the end of such period, the provisions of Section 4(b) hereof shall be applicable as though Executive’s employment hereunder had not been so terminated. In the event such termination is in connection with a Change in Control, then the Company shall pay Executive an amount equal to his then-current annual base salary in consideration for a release from any further obligations of the Company or MTR hereunder.

(d)   For purposes of this Section 4, the term “Cause” shall mean (i) conviction of a felony, (ii) embezzlement or misappropriation of funds or property of the Company or any of its Affiliates, (iii) Executive’s consistent refusal to substantially perform, or willful misconduct in the substantial performance of, his duties and obligations hereunder; (iv) Executive’s engaging in activity that the Board of Directors determines in its reasonable judgment would result in the suspension or revocation of any video lottery, parimutuel, or other gaming license or permit held by the Company or any of its subsidiaries; or (iv) a determination by the Nevada Gaming Control Board or Nevada Gaming Commission that Executive is not suitable to hold the position of Chief Operating Officer or otherwise to participate in a gaming enterprise in the State of Nevada.

5.   Confidentiality and Non-Competition:

(a)    The Company and Executive acknowledge that the services to be performed by Executive under this Agreement are unique and extraordinary and, as a result of such employment, Executive will be in possession of confidential information and trade secrets (collectively, “Confidential Material”) relating to the business practices of the Company and its affiliates. Executive agrees that he will not, directly or indirectly, (i) disclose to any other person or entity either during or after his employment by the Company or (ii) use, except during his employment by the Company in the business and for the benefit of the Company or any of its affiliates, any Confidential Material acquired by Executive during his employment by the Company, without the prior written consent of the Company or otherwise than as required by law or any rule or regulation of any federal or state authority. Upon termination of his employment with the Company for any reason, Executive agrees to return to the Company all tangible manifestations of Confidential Materials and all copies thereof. All programs, ideas, strategies approaches, practices or inventions created, developed, obtained or conceived of by Executive during the term hereof by reason of his engagement by the Company, shall be owned by and belong exclusively to the Company, provided that they are related in any manner to its business or that of any of its Affiliates. Executive shall (i) promptly disclose all such programs, ideas, strategies, approaches, practices, inventions or business opportunities to the Company, and (ii) execute and deliver to the Company, without additional compensation, such instruments as the Company may require from time to time to evidence its ownership of any such items.

(b)   Executive agrees that during the term hereof he will not become a stockholder, director, officer, employee or agent of or consultant to any corporation, or member of or consultant to any partnership or other entity, or engage in any business as a sole proprietor or act as a consultant to any such entity, or otherwise engage, directly or indirectly, in any enterprise, in each case which competes with any business or activity engaged in, or known by Executive to be contemplated to be engaged in, by the Company or any of its Affiliates within twenty-five (25) miles of any location in which the Company or any Affiliate does business or in which Executive has knowledge that the Company or any of its Affiliates contemplates doing business; provided, however, that competition shall not include the ownership (solely as an investor and without any other participation in or contact with the management of the business) of less than five percent (5%) of the outstanding shares of stock of any corporation engaged in any such business, which shares are regularly traded on a national securities exchange or in an over-the-counter market.

(c)    Executive agrees that the remedy at law for any breach by him of this Section 5 will be inadequate and that the Company shall be entitled to injunctive relief.

6.      General.   This Agreement is further governed by the following provisions:

(a)    Notices.   Any notice or other communication required or permitted to be given hereunder shall be made in writing and shall be delivered in person, by facsimile transmission or mailed by prepaid registered or certified mail, return receipt requested, addressed to the parties at the address stated above or to such other address as either party shall have furnished in writing in accordance with this Section. Such notices or communications shall be effective upon delivery if delivered in person or by facsimile and either upon actual receipt or three (3) days after mailing, whichever is earlier, if delivered by mail.

(b)   Parties In Interest.   This Agreement shall be binding upon and inure to the benefit of Executive, and it shall be binding upon and inure to the benefit of the Company and any corporation succeeding to all or substantially all of the business and assets of the Company by merger, consolidation, purchase of assets or otherwise.

(c)    Arbitration.   Any disputes arising under the terms of this Agreement shall be settled by binding arbitration between the parties in Las Vegas, Nevada in a proceeding held under the rules of the American Arbitration Association. In such proceeding, each party shall choose one arbitrator and the two so chosen shall choose a third arbitrator. The vote of two of the arbitrators shall be sufficient to determine an award.

(d)   Entire Agreement.   This Agreement, as of the Employment Date, supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Company and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever, it being understood that prior to the Employment Date, the relationship of the parties shall continue to be governed by the Existing Agreement.

Any modification of this Agreement will be effective only if it is in writing signed by the parties.

(e)    Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to the choice of law or conflicts of law rules and laws of such jurisdiction.

(f)    Severability.   In the event that any term or condition contained in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

(g)    Executive warrants and represents to the Company that neither his entering nor performing of this Agreement will violate the terms of any contractor covenant to which Executive is a party or by which he is bound.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MTR Gaming Group, Inc.
/s/ Roger Szepelak	/s/ Edson R. Arneault
Roger Szepelak	Edson R. Arneault, President, Chairman &
Chief Executive Officer
(with respect to Paragraph 3(d) only)
/s/ Donald J. Duffy
Donald J. Duffy,
Chairman of the Compensation
Committee
(with respect to Paragraph 3(d) only)
Speakeasy Gaming of Las Vegas, Inc.
/s/ Edson R. Arneault
Edson R. Arneault, President, Chairman &
Chief Executive Officer
Speakeasy Gaming of Reno, Inc.
/s/ Edson R. Arneault
Edson R. Arneault, President, Chairman &
Chief Executive Officer